Exhibit (p)(9)
CODE OF ETHICS
Background
Investment advisers are fiduciaries that must act in the best interests of their Clients. Investment advisers are trusted to represent Clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.
Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:
•	The adviser’s fiduciary duty to its Clients
•	Compliance with all applicable Federal Securities Laws
•	Reporting and review of personal Securities transactions and holdings
•	Reporting of violations of the code; and
•	The provision of the code to all supervised persons.

Risks
In developing these policies and procedures, Obra considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:
•	Supervised Persons do not understand the fiduciary duty that they, and Obra, owe to Clients and Investors
•	Supervised Persons and/or Obra fail to identify and comply with all applicable Federal Securities Laws
•	Supervised Persons do not report personal Securities transactions
•	Supervised Persons transact for personal accounts ahead of Client accounts
•	Supervised Persons allocate profitable transactions to personal accounts or unprofitable transactions to Client accounts
•
Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the Compliance Department and/or appropriate supervisory personnel

•	Obra does not provide its Code of Ethics or amendments to all Supervised Persons; and
•	Obra does not retain Supervised Persons’ written acknowledgements that they received the Code of Ethics and any amendments

Policies and Procedures
Fiduciary Standards and Compliance with the Federal Securities Laws
At all times, Obra and its Supervised Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The Compliance Department administers the Code of Ethics. All questions regarding the Code should be directed to the Compliance Department. You must fully cooperate with items reasonably requested by the Compliance Department to enable (i) Obra to comply with all applicable Federal Securities Laws and (ii) the Compliance Department to discharge its duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Supervised Persons. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, pricing, servicing, promoting Obra’s services, and engaging in other professional activities. We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients and Investors. As a fiduciary, Obra must act in its Clients’ best interests. Notify the Compliance Department promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.
Supervised Persons are generally expected to discuss any perceived risks, or concerns about the Company’s business practices, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the attention of the Compliance Department.
Reporting Violations of the Code
Supervised Persons must promptly report any suspected violations of the Code of Ethics to the Compliance Department. To the extent practicable, Obra will protect the identity of a Supervised Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation. Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.
Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory, or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.
Distribution of the Code and Acknowledgement of Receipt
Obra will distribute this Manual, which contains the Company’s Code of Ethics, to each Supervised Person upon the commencement of employment, annually, and upon any material change to the Code of Ethics or any material change to another portion of the Manual. Obra may distribute this Manual by electronic mail, hard copy, via ComplianceAlpha and/or use of the shared server.
All Supervised Persons must use ComplianceAlpha or another method deemed appropriate by the Compliance Department (e.g., email or via hard copy) to acknowledge that they have received, read, understood, and agree to comply with Obra’s policies and procedures described in this Manual, including this Code of Ethics, upon commencement of employment, annually, and following any material change to the Manual. Also, on an annual basis, Supervised Persons are required to complete the Annual Compliance Questionnaire on ComplianceAlpha or another method deemed appropriate by the Compliance Department (e.g., email or via hard copy), which will indicate the annual receipt, reading, and understanding of this Code of Ethics.
Conflicts of Interest
Conflicts of interest may exist between various individuals and entities, including Obra, Supervised Persons, Clients, and current or prospective Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for the Company, its Supervised Persons, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.
The Company’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Supervised Persons on one hand, and Client or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients or Investors over the interests of the Company and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, promptly bring the issue to the attention of the Compliance Department.
In some instances, conflicts of interest may arise between Clients or Investors. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more Client or Investor have been unfairly disadvantaged. Supervised Persons should notify the Compliance Department promptly if it appears that any actual or apparent conflict of interest between Clients or Investors has not been appropriately addressed.

Personal Investment Transactions
Proprietary account trades and Supervised Persons’ personal trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Proprietary account investments present conflicts of interest if not properly allocated and monitored. Allocations of investment opportunities to proprietary accounts must be handled in accordance with Obra’s Portfolio Management and Reviews policies and procedures and the Policy Allocation procedures.
Accounts Covered by the Policies and Procedures
Obra’s Personal Investment Transactions policies and procedures apply to proprietary accounts as well as all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate Family Members include children, stepchildren, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts.

Access Persons should consult with the Compliance Department before excluding any accounts held by immediate family members sharing the same household.
Reportable Securities
Obra requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which are deemed to include the following:
•	any Security, subject to the exclusions of the following paragraph
•	any Exchange Traded Funds (commonly known as “ETFs”)
•	Life settlement policies
•	Synthetic and derivative life settlement instruments
•	Life settlement-backed notes
•	Annuities tied to life settlements other life settlement assets.
The following are deemed not to be Securities:
•	Direct obligations of the Government of the United States
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements
•	Shares issued by money market funds
•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by Obra or an affiliate or having exposure to insurance-linked securities; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Obra or an affiliate

Pre-clearance Procedures
Access Persons must obtain prior written clearance for all transactions involving IPOs or Private Placements before completing the transactions. Obra may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Access Persons must use ComplianceAlpha or another method deemed appropriate by the Compliance Department (e.g., email or via hard copy) to seek pre-clearance.
Securities Reporting
Obra must collect information regarding the personal trading activities and holdings of proprietary accounts and of all Access Persons. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts. The Compliance Department has access to all information necessary to monitor proprietary account investments in the same way that other personal securities transactions are monitored.
Quarterly Transaction Reports
Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a beneficial interest. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the Compliance Department or designee within 30 days of the end of each calendar quarter.
Access Persons may submit duplicate brokerage account statements to fulfill their quarterly reporting obligations. You may use the Attachment B: Letter to a Broker-Dealer to instruct the institution hosting your account to send the Compliance Department or designee duplicate account statements or direct data feeds to ComplianceAlpha. The Compliance Department or designee must receive all such reports within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of interests in a private fund, must be reported on the Attachment A: Personal Securities Transactions Reporting Forms or in ComplianceAlpha. Personal Securities Transactions Reporting Forms can also be utilized in lieu of duplicate account statements and/or direct data feeds.
Access Persons must utilize the ComplianceAlpha system or another method deemed appropriate by the Compliance Department (e.g., email or via hard copy) to fulfill quarterly reporting obligations.
Initial and Annual Holdings Reports
Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the Compliance Department or designee on or before February 14th of each year, and within 10 days of an individual first becoming an Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Access Persons can use ComplianceAlpha or submit duplicate brokerage statements to satisfy their initial and annual holdings reports requirements. December 31st brokerage statements are sufficient to fulfill the Annual Holdings Report requirement. Attachment A: Personal Securities Transactions Reporting Forms can also be utilized in lieu of duplicate account statements and/or direct data feeds.
In addition to year-end brokerage account statements, Access Persons must submit the Attachment A: Personal Securities Transactions Reporting Forms or use ComplianceAlpha to report for all accounts that hold any Securities, including accounts that do not hold any Reportable Securities. Any Reportable Securities not appearing on a brokerage account statement, capital account statement, or other statement, such as private fund holdings, must be reported directly on the Reportable Securities section of the Attachment A: Personal Securities Transactions Reporting Forms or in ComplianceAlpha. If you do not have any holdings and/or accounts to report, this should be indicated on the Attachment A: Personal Securities Transactions Reporting Forms or in ComplianceAlpha. Both sections of the form should be marked “N/A,” signed, dated, and submitted to the Compliance Department or designee within 10 days of becoming an Access Person and by February 14th of each year.
Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements.  Specifically, an Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•
Any reports with respect to Investments held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the Compliance Department who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the Compliance Department may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews
Obra’s Personal Investment Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with proprietary accounts’ trading activities (if applicable) and Access Persons’ personal trading activities. Accordingly, the Compliance Department or designee will closely monitor proprietary accounts and Access Persons’ investment patterns to detect potentially problematic behavior. The Compliance Department or designee will review the trading activities of proprietary accounts (if any) as well as all reports submitted pursuant to the Personal Investment Transactions policies and procedures for potentially problematic behavior. Upon review, the Compliance Department or designee will document that the report was received and reviewed and will document any issues noted. A designee outside of the Compliance Department will monitor the Compliance Department’s personal Securities transactions. Any proprietary or personal trading that appears abusive may result in further inquiry by the Compliance Department and/or sanctions, up to and including dismissal.
Disclosure of the Code of Ethics
Obra describes its Code of Ethics in Part 2A of Form ADV and, upon request, may furnish Clients and Investors with a copy of the Code of Ethics. All Client and Investor requests for Obra’s Code of Ethics should be directed to the Compliance Department.

INSIDER TRADING
Background
Insider Trading Policies and Procedures
SEC Rule 204A requires an investment adviser to establish, maintain and enforce written policies and procedures designed to prevent illegal insider trading based upon material nonpublic information (“MNPI”). MNPI may be obtained from corporate insiders, or any number of other sources including alternative data sources or expert networks. Obra has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of Obra are required to adhere to the firm’s policy.
The Federal Securities Laws have been interpreted to prohibit the following activities:
•	Trading by an insider while in possession of MNPI
•	Trading by a non-insider while in possession of MNPI, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential
•	Trading by a non-insider who obtained MNPI through unlawful means such as computer hacking; and
•	Communicating MNPI to others in breach of a fiduciary duty
What Information is Material?
Many types of information may be material, including, without limitation, advance knowledge of:

•	Dividend or earnings announcements
•	Asset write-downs or write-offs
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers and stock repurchase plans; and
•	Recapitalization plans
Definitions used in this section
“Alternative data” is non-traditional data about a particular issuer, their products, or services, that goes beyond financial statements, company filings and press releases and may include:
•	Web traffic
•	Web data (screen scraping)
•	Internet search data